EXHIBIT 99.1

INVESTOR CONTACT

Scott Wylie

Vice President – Investor Relations

Altera Corporation

(408) 544-6996

swylie@altera.com

MEDIA CONTACT

Anna del Rosario

Director – Public Relations

Altera Corporation

(408) 544-7496

anna.delrosario@altera.com

ALTERA ANNOUNCES THIRD QUARTER RESULTS

San Jose, Calif., October 20, 2004 — Altera Corporation (Nasdaq: ALTR) today announced third quarter sales of $264.6 million, up 26% from the third quarter of 2003 and down 2% from the second quarter of 2004. Sales of the company’s new products grew 25% sequentially and were up 212% versus the prior year’s third quarter.

Third quarter net income was $83.1 million, $0.22 per diluted share, up 90%, versus net income of $43.8 million, $0.11 per diluted share, in the third quarter of 2003. Gross profit margin was 69.4% for the third quarter of 2004 versus 68.7% for the third quarter of 2003. Net income was favorably impacted by a one-time tax benefit of $17.1 million, $0.05 per diluted share, primarily related to a settlement with Hong Kong’s Inland Revenue Department for the tax years 1997 to 2003.

Altera repurchased 1.2 million shares of its common stock during the quarter at a cost of $23.2 million and ended the quarter with $1.1 billion in cash and short-term investments.

“Despite this quarter’s challenges, our new 0.13-micron products remain on a fast track, with very strong sequential growth. While we continue to see increasing production-driven demand for the Stratix® and Cyclone™ families, we are still early in the transition from customer prototype volumes to large scale production-based orders. The peak of demand for these families is still ahead of us,” said John Daane, president and CEO. “Available since June, and the only FPGAs to use a 90-nanometer process with high-performance, low-k dielectric materials, our Stratix II family rollout is progressing smoothly. The combination of this proven 90-nanometer manufacturing process, the new Stratix II architecture, and our Quartus® II development software delivers benchmarking comparisons that confirm the Stratix II family’s performance superiority in the PLD industry.”

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Altera continued to advance its leadership position in system-on-a-programmable-chip (SOPC) solutions.

•	Current design-win activity indicates that the Stratix II family is continuing the momentum set by the original Stratix family. Thousands of units of the EP2S60 device, the first member of the Stratix II family, available since June, have now shipped. The Stratix II family leverages a well thought out design methodology and uses a highly reliable mainstream 90-nanometer process. As a result, Stratix II customers can be confident of on-time delivery of the critical first parts needed to complete their prototype hardware design. In addition, Altera’s unique redundancy-based silicon design helps drive higher and more predictable yields. With redundancy, Altera can rapidly roll out new devices to supply customers with leading-edge technology for their development requirements. The next two Stratix II family members will begin shipping in the fourth quarter. The EP2S130 device is expected to ship at the end of December and will provide Altera customers with logic density well beyond any FPGAs available today, giving Altera both density and performance leadership. Also shipping in the quarter will be the EP2S30, which will be delivered as a fully production-qualified device, demonstrating the manufacturing stability of the Stratix II family and the fast rollout of this leading-edge FPGA family.

•	Altera has now shipped more than five million low-cost Cyclone FPGA devices. Introduced only 21 months ago, the Cyclone family has reached this milestone faster than any other Altera FPGA family. Cyclone devices have proven to be a compelling ASIC and ASSP alternative for designers of price-sensitive, high-volume products. The Cyclone family was the industry’s first to be developed from the ground up to deliver a dramatically lower cost FPGA, allowing Altera to compete for business previously beyond the reach of any FPGA vendor. The Cyclone family also delivers best-in-class performance — significantly faster than Xilinx’s competing low-cost device, the 90-nanometer-based Spartan-3 family. In the hands of 3,800 customers worldwide, Cyclone devices have broadened the company’s presence in all of its served markets and in a wide range of applications including video displays, cameras, telematics, home networking, and office automation equipment.

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Conference Call and Quarterly Update:

A conference call will be held today at 1:45 p.m. Pacific Time to discuss the quarter’s results and management’s outlook for the fourth quarter. The webcast and subsequent replay will be available in the investor relations section of the company’s web site at http://www.altera.com. A telephonic replay of the call may be accessed later in the day by calling (719) 457-0820 and referencing confirmation code 258712. The telephonic replay will be available for two weeks following the live call.

Altera’s fourth quarter business update will be made available on December 8 after the market close and will be posted on the company’s web site. Those who do not have access to the Internet may contact Altera’s investor relations department directly at (408) 544-7707.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements,” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expects”, or words that imply or predict a future state. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty which can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, customer business environment, Altera’s ability to meet product introduction schedules, market acceptance of the company’s products, the rate of growth of the company’s new products and in particular the Stratix, Stratix GX, and Cyclone device families, the rate at which our customers new platforms enter production, the rollout of the company’s Stratix II, Cyclone II, and MAX® II families, as well as changing economic conditions, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera Corporation (Nasdaq:ALTR) is the world’s pioneer of system-on-a-programmable-chip (SOPC) solutions. Combining programmable logic technology with software tools, intellectual property, and technical services, Altera provides high-value programmable solutions to approximately 14,000 customers worldwide. More information is available at http://www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries. All other product or service names are the property of their respective holder.

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ALTERA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data and note)

(Unaudited)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	Oct. 1 2004	Jul. 2 2004	Oct. 3 2003	Oct. 1 2004	Oct. 3 2003
Net sales	$264,599	$268,972	$209,446	$776,479	$609,781
Costs and expenses:
Cost of sales	80,966	81,026	65,578	237,833	195,260
Research and development	48,259	42,738	40,976	133,579	137,269
Selling, general, and administrative	53,577	52,712	46,943	156,167	136,740

Total costs and expenses	182,802	176,476	153,497	527,579	469,269

Income from operations	81,797	92,496	55,949	248,900	140,512
Interest and other income, net	3,892	3,272	4,002	10,900	10,152

Income before income taxes	85,689	95,768	59,951	259,800	150,664
Provision for income taxes	(2,608)	(20,459)	(16,188)	(42,653)	(40,681)

Net income	$ 83,081	$ 75,309	$ 43,763	$217,147	$109,983

Income per share:
Basic	$ 0.22	$ 0.20	$ 0.11	$ 0.58	$ 0.29

Diluted	$ 0.22	$ 0.20	$ 0.11	$ 0.57	$ 0.28

Shares used in computation:
Basic	372,137	373,696	381,366	373,873	382,290

Diluted	379,785	382,819	391,013	382,810	390,104

Tax rate	3.0%	21.4%	27.0%	16.4%	27.0%
% of Sales:
Gross margin	69.4%	69.9%	68.7%	69.4%	68.0%
Research and development	18.2%	15.9%	19.6%	17.2%	22.5%
Selling, general, and administrative	20.3%	19.6%	22.4%	20.1%	22.5%
Income from operations	30.9%	34.4%	26.7%	32.1%	23.0%
Net income	31.4%	28.0%	20.9%	28.0%	18.0%

Note: Statements of income for the three and nine month periods ended October 1, 2004 included a one-time tax benefit of $17.1 million primarily related to a settlement with Hong Kong’s Inland Revenue Department for the tax years 1997 to 2003.

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ALTERA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	Oct. 1 2004	Jul. 2 2004	Jan. 2 2004
Assets
Current assets:
Cash and short-term investments	$1,148,525	$1,079,042	$1,031,890
Accounts receivable, net	61,593	132,554	87,204
Inventories	59,707	50,245	44,583
Other current assets	179,177	154,884	136,938

Total current assets	1,449,002	1,416,725	1,300,615
Long-term investments	—	—	14,451
Property and equipment, net	156,970	157,283	160,924
Deferred income taxes and other assets, net	47,317	41,157	42,199

	$1,653,289	$1,615,165	$1,518,189

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and current liabilities	$ 214,952	$ 212,082	$ 170,364
Deferred income and allowances on sales to distributors	235,076	269,257	245,421

Total current liabilities	450,028	481,339	415,785
Stockholders’ equity	1,203,261	1,133,826	1,102,404

	$1,653,289	$1,615,165	$1,518,189

Key Ratios & Information
Current Assets/Current Liabilities	3:1	3:1	3:1
Liabilities/Equity	1:3	1:2	1:3
Annualized Return on Equity	25%	24%	14%
Quarterly Depreciation Expense	$ 6,184	$ 6,637	$ 10,875
Quarterly Capital Expenditures	$ 5,871	$ 5,548	$ 4,615
Annualized Sales per Employee	$ 504	$ 504	$ 426
Number of Employees	2,132	2,069	1,995
Inventory MSOH (a): Altera	2.2	1.9	1.9
Inventory MSOH (a): Distribution	1.3	1.5	1.7
Days Sales Outstanding	21	45	36

(a)	MSOH: Months Supply On Hand

Note: Certain reclassifications have been made to prior period balances in order to conform to the current period’s presentation.

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ALTERA CORPORATION

REVENUE SUMMARY

(Unaudited)

	Q3’04	Q2’04	Q3’03	Q-Q Growth	Y-Y Growth
Geography
North America	28%	27%	33%	-1%	5%

Europe	22%	24%	22%	-12%	25%
Japan	26%	26%	24%	4%	39%
Asia Pacific	24%	23%	21%	2%	46%

International	72%	73%	67%	-2%	37%

Total	100%	100%	100%	-2%	26%

Product Category
New	32%	25%	13%	25%	212%
Mainstream	39%	43%	50%	-10%	0%
Mature & Other	29%	32%	37%	-11%	-2%

Total	100%	100%	100%	-2%	26%

Market Segment
Communications	48%	47%	43%	1%	42%
Industrial	27%	29%	30%	-8%	13%
Computer & Storage	11%	10%	11%	3%	22%
Consumer	14%	14%	16%	-2%	11%

Total	100%	100%	100%	-2%	26%

Product Category Description

Category	Products

New	Stratix, Stratix II, Stratix GX, Cyclone, MAX 3000A, MAX II, and HardCopy devices
Mainstream	APEX 20K, APEX 20KC, APEX 20KE, APEX II, FLEX 10KE, ACEX 1K, Excalibur, Mercury, MAX 7000A, and MAX 7000B devices
Mature & Other	FLEX 6000, FLEX 8000, FLEX 10K, FLEX 10KA, MAX 7000, MAX 7000S, MAX 9000, Classic, configuration and other devices, software and other tools, and intellectual property cores

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